Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 5 to Registration Statement No. 333-121238 on Form S-11 of our report dated March 24, 2006 on the consolidated financial statements of Cornerstone Core Properties REIT, Inc. and subsidiary as of December 31, 2005 and 2004 and for the year ended December 31, 2005 and for the period from October 22, 2004 (date of inception) to December 31, 2004, our report dated August 10, 2006 relating to the statement of revenues and certain expenses for the 2111 South Industrial Park property, our report dated September 8, 2006 relating to the statement of revenues and certain expenses for the 14912-14938 Shoemaker Avenue property, our report dated January 29, 2007 relating to the statement of revenues and certain expenses for the 20100 Western Avenue property and our report dated February 19, 2007 relating to the statement of revenues and certain expenses for the 21420 and 21430 North 15th Lane property (which reports on the statements of revenues and certain expenses express unqualified opinions and include explanatory paragraphs referring to the purpose of the statements), appearing in this Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California
February 28, 2007